EXHIBIT 99.1

PRESS RELEASE

Contact:	Investors:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Zack Kubow
Senior Vice President	(646) 536-7020
Chief Financial Officer	zkubow@theruthgroup.com
(574) 371-2218

Symmetry Medical Amends Credit Agreement and Eliminates Mezzanine Debt

Lower interest payments anticipated to be approximately $0.10 accretive to 2014 EPS

Warsaw, Indiana, December 27, 2013 – Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced today that it has amended its credit agreement, enabling the Company to pay down its mezzanine debt due December 2017 ($67.0 million outstanding as of September 30, 2013) using its existing $200.0 million senior secured revolving credit facility.

The Company anticipates that lower interest payments associated with the elimination of the higher rate mezzanine debt will be approximately $0.10 accretive to 2014 earnings per share. The amendment also updates the Company’s total leverage ratio covenant as follows: 4.00x through the fourth quarter 2013 and first quarter 2014; 3.75x through second quarter 2014; 3.50x through fourth quarter 2014; and 3.25x thereafter.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, said, “While our mezzanine debt was an important enabler of our transformational investments in Symmetry Surgical in 2011, it has always been our intention to eliminate it as early as possible. With nearly $100 million in debt reduction these past two years, we are well positioned to execute this immediately accretive transaction on schedule. I want to thank our banking group for the ongoing support as we position Symmetry Medical for improved financial results.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

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